CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated as of the report dates stated below, relating to the financial statements and financial highlights which appear in the Annual Reports to Shareholders, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firms” in such Registration Statement.

Report Date	Annual Shareholder Report Date	Fund Name
2/19/2010	12/31/2009	Columbia Real Estate Equity Fund
5/21/2010	3/31/2010	Columbia Energy and Natural Resources Fund
10/25/2010	8/31/2010	Columbia Technology Fund

/s/PricewaterhouseCoopers LLP

Boston, Massachusetts

November 3, 2010